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                            BELLAVISTA CAPITAL, INC.
                     --------------------------------------
                (Name of Registrant as Specified In Its Charter)


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                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)


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March 7, 2005



Dear Shareholders:

We are pleased to announce the results of our repurchase offer which closed on March 1, 2005. During the period of our repurchase offer 6,714,420 shares were tendered. In accordance with the terms of the offer we purchased 3,314,929 shares at $3.62 per share for a total payment of $12,000,042.98. Since the number of shares tendered exceeded the maximum number of shares the company offered to purchase, each owner received a prorated number of shares purchased. The amount of the proration was 49.37%. Payments for the purchased shares were mailed on Friday, March 4th.

As you are aware, we have a shareholder meeting scheduled for March 14, 2005. The purpose of the meeting is to vote on the following proposal which has been advanced by two shareholders, Jeffrey Black and Michael Johnson:

     RESOLVED: That the Corporation cease making new investments, and immediately reduce its administrative expenses associated with making new investments. The Board of Directors shall adopt a detailed plan to sell the Company's remaining assets and distribute cash proceeds to its creditors and shareholders as such proceeds become available for distribution, after allocating adequate reserves to meet current and contingent liabilities.

Management and the Board of Directors view this as a proposal to liquidate the company. In their most recent materials sent to shareholders, Messrs. Black and Johnson contend that this is not a proposal to liquidate the company. They contend that after ceasing to make new investments and distributing all of its capital to shareholders, the company has "any number of other options" to pursue its business plan. However, in their very next paragraph they state that without capital "to invest in additional real estate oriented investments, the Company will not be able to continue its business as a going concern."

We do not understand why Messrs. Black and Johnson object to our position that their proposal is a vote to liquidate the company. We agree with Messrs. Black and Johnson that their proposal is advisory and is not binding on the company. However, it is clear that a vote FOR their proposal is a vote to LIQUIDATE the company and throw away valuable assets, including the ability to earn income of $90 million tax-free. A vote AGAINST their proposal is a vote to PROCEED WITH OUR BUSINESS PLAN as outlined in our correspondence to shareholders in January 2005, a plan, which we believe, maximizes shareholder value.

In their recent correspondence to shareholders, Messrs. Black and Johnson asked management to address certain issues. Although we have already addressed most of


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BellaVista Capital
March 7, 2005
Page 2 of 5


these questions in prior communications, we are pleased to take this opportunity to reiterate our position.

1. Messrs. Black and Johnson refer to the terms of settlement with the Baigent shareholders and ask "How does management reconcile establishing a tender offer for repurchase of shares at what appears to be a discount of approximately $1.00 per share from what they agreed to pay a different group of shareholders in November 2004."

     The plaintiff shareholders did not receive $1.00 more than was offered through the tender offer, in fact they received the same $3.62 per share for their stock that the company offered in our recently closed repurchase offer. Although the company paid an additional $1,227,974 to the plaintiff shareholders' attorneys, this payment did not result in those shareholders receiving more than $3.62 per share. The board deemed payment of these amounts necessary to avoid costs and risks to the Company and its assets related to the Company's further defense of the shareholders' claims. These reasons were explained in our letter to shareholders dated December 27, 2004. The letter explained that because the arbitration process is fraught with uncertainty, we were concerned that had we not settled this lawsuit and proceeded with binding arbitration, we risked significant loss of value for our non-plaintiff shareholders. We believed that bankruptcy could have resolved this potential inequity, but that those proceedings would have been uncertain, expensive and would have damaged the Company's business opportunities, such as utilizing the $90 million net operating loss.

2. Messrs. Black and Johnson ask how management reconciles the difference between the amount offered in its January tender offer of $3.62 per share and the $4.13 per share determined as the "Net Realizable Value".

     As we have discussed in our financial statements, the Net Realizable Value of our investments represents our estimate of the value of our assets at a point in time, and is not intended to reflect the amount a shareholder could expect to receive upon liquidation of the company's assets. The Net Realizable Value calculation does not take into account operating expenses associated with liquidating our assets, carrying costs for real estate owned, any reserve fund that would need to be established for contingent liabilities and the time value of money. The following information, which was included in our tender offer, sets forth our liquidation analysis as of January 1, 2005. This analysis was prepared in order to determine the amount of proceeds shareholders could expect upon liquidation of the company. We based our tender offer price on this liquidation analysis to allow investors who wish to exit the investment through liquidation, to do so without having to force shareholders who see value in the business, to exit the investment against their will and waste valuable business assets.


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BellaVista Capital
March 7, 2005
Page 3 of 5

                                                        Amount
                                                (000's omitted)      Per share
                                                ---------------- --------------
Sources
   Cash in bank                                       $   6,673       $   0.37
   Proceeds from real estate investments
     (net of completion costs)                           69,770           3.81
   Collection of legal settlement receivables             1,240           0.07
   Interest on cash deposits                                195           0.01
                                                ---------------- --------------
     Total sources                                       77,878           4.26
Uses
   Salaries                                           $    (810)      $  (0.04)
   Rent                                                    (172)         (0.01)
   General & administrative                                (446)         (0.02)
   Legal & accounting                                    (1,025)         (0.06)
   REO property carrying costs                             (216)         (0.01)
   Contingent liability reserve                          (4,000)         (0.21)
                                                ---------------- --------------
     Total uses                                          (6,669)         (0.37)
                                                ---------------- --------------
     Net proceeds                                    $   71,209        $  3.89
                                                ================ ==============

     Present value of liquidation proceeds
        received over 18 months assuming 8%
        cost of funds                                                  $  3.62
                                                                 ==============

3. Messrs. Black and Johnson point out that in our Form 10-Q for the quarter ended September 30, 2004, the Board states it will repurchase shares at "fair market value". They ask us to explain the differences between the company's net realizable value, liquidation value and fair market value of its shares.

     In the previous question, we discussed the distinction between the Net Realizable Value and the liquidation value ascribed to BellaVista shares. As the shares are not traded on any established market, there is no "fair market value" for the shares that can be identified based on regular reporting of actual prices paid and received by arm's length buyers and sellers. As used in the September 30, 2004 10-Q, the term "fair market value" meant the estimated value of the shares as determined by the Board for purposes of the Company's redemption policy, which has since been revised. The Board had used Net Realizable Value at that time to determine the value to be used in implementing the now superseded redemption policy. However, in order to accomplish the repurchase of shares effected through the just completed tender offer, the Board used a purchase price which it deemed would best approximate the "fair market value" at the time of that offer, taking into consideration all of the factors affecting the value of the shares both to those shareholders who would sell their shares and those who would continue to hold them. These factors include developments since the date of the 10-Q such as the settlement discussed above and the shareholder proposal currently under consideration. We therefore believe that the tender offer price did represent current fair market value for the shares based on the liquidation analysis presented in the tender offer.

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BellaVista Capital
March 7, 2005
Page 4 of 5

 4. We are asked to discuss how our liquidation analysis might change if we were to accurately reflect the implications of the Black/Johnson proposal rather than as one based on liquidation of the Company as a going concern.

     In our opinion there would be no change to our liquidation analysis because the analysis already accurately reflects the implication of the Black/Johnson proposal. The Black/Johnson proposal states that the "Corporation cease making new investments". As Messrs. Black and Johnson state in their own letter, without the ability "to invest in additional real estate oriented investments, the Company will not be able to continue its business as a going concern". We have prepared the liquidation analysis with the assumption that the Company has (i) ceased making new investments,
     (ii) reduced its administrative expenses associated with making new investments, and (iii) implemented a plan to sell all of the Company's assets and distribute liquidation proceeds to its creditors and shareholders, just as the proposal specifies.

5. We are asked to provide the basis for our legal conclusion that passage of the Black/Johnson proposal requires a vote of 66.67% of the outstanding shares of the company.

     Although we do not understand the reason Messrs. Black and Johnson draw this distinction, we recognize that the vote on this proposal is advisory in nature and not binding on the Board of Directors. However, the Board of Directors interprets this proposal as a proposal to liquidate the company. If at least two-thirds of the outstanding shares vote to approve the proposal, the Board will adopt a resolution declaring the liquidation and dissolution of the Company to be advisable and will submit the proposed dissolution for vote of the shareholders at the annual meeting to be held later this year. If fewer than two thirds of the outstanding shares vote in favor of the foregoing proposal, the Board will consider the results of the vote and either proceed to implement the current business plan or make such changes to the business plan as it deems appropriate.

6. Messrs. Black and Johnson ask us to identify the advisors the Board consulted with in forming its recommendation and to provide any written reports that were prepared.

     There are three strategic options available to every business: execute its business plan; sell to or merge with another company; or, liquidate. To assist in analyzing the various options, the Board met with, and solicited proposals from, four investment bankers: WR Hambrecht; Houlihan Lokey Howard & Zukin; Morpheus Capital; and Ernst & Young Real Estate Advisors. During the same time period in the third and fourth quarters of 2004, management and the Board met with a number of parties interested in potential capital transactions with BellaVista. The meetings with investment bankers and potential suitors indicated that, in its present financial condition, BellaVista was not an attractive candidate to


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BellaVista Capital
March 7, 2005
Page 5 of 5


     potential buyers or other strategic partners, in that the values available to shareholders from these potential transactions could be expected, generally, to be less than the values that management and the Board believe may be realized by implementing the new business plan or liquidating. That narrowed our strategic options to only two: execute the business plan or liquidate the company. The Board chose not to engage an investment banker to assist it in analyzing these two options due to the high cost, estimated in excess of $300,000 based on its discussions with the above named firms, and because it felt that the Board and management had the expertise necessary to properly evaluate the remaining options.

BellaVista Capital is poised to take advantage of the work we performed over the last year to begin increasing shareholder value. We have developed a strong business plan with experienced management to execute it; a rigorous due diligences process for underwriting new investments; significantly reduced continuing operating expenses expected to be approximately $1.2 million annually, approximately 2% of our $60 million assets; and a $90 million Net Operating Loss carry forward available to shelter future income.

Please remember that a vote FOR the Black/Johnson proposal is a vote:

   o    FOR LIQUIDATION of the company;
   o    FOR DESTRUCTION of important elements of shareholder value;
   o    FOR ABANDONMENT of business opportunities; and
   o    FOR DISCARDING valuable tax advantages.

A vote AGAINST the proposal is a vote to:

   o    PROCEED with the business plan;
   o    PRESERVE the company's valuable assets; and
   o    PROTECT shareholder value.

     Management and the Board of Directors urge you to preserve shareholder value and vote AGAINST this misguided proposal. We also urge shareholders to call us with any questions you might have about this important vote.


Sincerely,



Michael Rider                     Robert Puette                 James Barrington
President                         Chairman                      Director